Exhibit 5.2

February 26, 2016

Tesoro Logistics LP

Tesoro Logistics Finance Corp.

c/o Tesoro Logistics LP

19100 Ridgewood Parkway

San Antonio, Texas 78259

Re:	Rendezvous Pipeline Company, LLC – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Tesoro Logistics LP, a Delaware limited partnership (“Tesoro”), with respect to its indirect subsidiary Rendezvous Pipeline Company, LLC, a Colorado limited liability company (“Rendezvous”) in connection with the Registration Statement on Form S-4 and the prospectus included therein (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by Tesoro and Tesoro Logistics Finance Corp., a Delaware corporation (together with Tesoro, the “Issuers”), and certain direct and indirect wholly-owned subsidiaries of Tesoro listed as co-registrants thereto, including Rendezvous (collectively, the “Guarantors”), in connection with the offering by the Issuers of up to $500,000,000 aggregate principal amount of the Issuers’ 5.50% Senior Notes due 2019 (the “2019 Exchange Notes”) and up to $800,000,000 aggregate principal amount of the Issuers’ 6.25% Senior Notes due 2022 (the “2022 Exchange Notes,” and together with the 2019 Exchange Notes, the “Exchange Notes”) and the guarantees by the Guarantors of the Issuers’ obligations under the Exchange Notes (such guarantees, including the related provisions of the Indenture (as defined below) the “Guarantees”), in exchange for a like principal amount of the Issuers’ outstanding 5.50% Senior Notes due 2019 (the “2019 Outstanding Notes”) and the Issuers’ outstanding 6.25% Senior Notes due 2022 (the “2022 Outstanding Notes,” and together with the 2019 Outstanding Notes, the “Outstanding Notes”), respectively.

The Outstanding Notes were issued pursuant to the Indenture dated as of October 29, 2014 (as amended or supplemented as of the date hereof, the “Indenture”), among the Issuers, the Guarantors party thereto, and U.S. Bank National Association, as trustee (the “Trustee”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Exchange Notes and the Guarantees (collectively, the “Documents”), and such other documents, corporate records, certificates of officers of the Issuers and the Guarantors and of public officials and other instruments as we have deemed necessary or

Tesoro Logistics LP

February 26, 2016

advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Issuers, the Guarantors and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations set forth herein, we are of the opinion that:

1. Rendezvous is a validly existing limited liability company in good standing under the laws the State of Colorado, and has all requisite limited liability company power to execute and deliver the Documents to which it is a party and to perform its obligations thereunder.

2. The execution and delivery by Rendezvous of the Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company action. The Indenture has been duly executed and delivered by Rendezvous.

3. The execution and delivery by Rendezvous of the Documents to which it is a party and the performance of its obligations thereunder:

(i) do not and will not violate the articles of organization or operating agreement of Rendezvous; and

(ii) do not and will not violate, or require any filing with or approval of any governmental authority or regulatory body of the State of Colorado under, any law, rule or regulation of the State of Colorado applicable to Rendezvous that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Registration Statement.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Colorado. This opinion is limited to the effect of the current state of the laws of the State of Colorado and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

Tesoro Logistics LP

February 26, 2016

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP